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                                                                    EXHIBIT 4.1





                              BECKMAN COULTER, INC.

                           EXECUTIVE RESTORATION PLAN

            (AMENDED AND RESTATED EFFECTIVE AS OF SEPTEMBER 1, 1998)



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                              BECKMAN COULTER, INC.
                           EXECUTIVE RESTORATION PLAN
            (AMENDED AND RESTATED EFFECTIVE AS OF SEPTEMBER 1, 1998)

                                TABLE OF CONTENTS
                                -----------------

ARTICLE I      TITLE AND DEFINITIONS ..........................................2
        1.1    Title...........................................................2
        1.2    Definitions.....................................................2
ARTICLE II     PARTICIPATION..................................................11
        2.1    Participation..................................................11
ARTICLE III    DEFERRAL ELECTIONS.............................................12
        3.1    Elections to Defer Salary and/or Bonus.........................12
        3.2    Coordination with 401(k) Plan Election.........................14
ARTICLE IV     ACCOUNTS.......................................................15
        4.1    Restoration Deferral Account...................................15
        4.2    Restoration Matching Account...................................16
        4.3    Retirement Plus Account........................................17
ARTICLE V      VESTING........................................................19
        5.1    Vesting........................................................19
ARTICLE VI     DISTRIBUTIONS..................................................20
        6.1    Distribution of Accounts.......................................20
        6.2    Inability to Locate Participant................................20
        6.3    Early and Hardship Distributions...............................21
        6.4    Distributions on Death.........................................22
ARTICLE VII    CLAIMS PROCEDURE AND ARBITRATION...............................23
        7.1    Claims Procedure and Arbitration...............................23
ARTICLE VIII   ADMINISTRATION.................................................26
        8.1    Committee......................................................26
        8.2    Committee Action...............................................26
        8.3    Powers and Duties of the Committee.............................27
        8.4    Interpretation of Plan.........................................28
        8.5    Plan Construction..............................................29
        8.6    Information....................................................30
        8.7    Compensation, Expenses and Indemnity...........................30
ARTICLE IX     MISCELLANEOUS..................................................31
        9.1    Unsecured General Creditor.....................................31
        9.2    No Employment Contract.........................................31
        9.3    Adjustments in Case of Changes in Common Stock.................32
        9.4    Restriction Against Assignment.................................32
        9.5    Withholding....................................................33
        9.6    Amendment, Modification, Suspension or Termination.............33
        9.7    Governing Law..................................................34
        9.8    Receipt or Release.............................................34
        9.9    Payments on Behalf of Persons Under Incapacity.................34
        9.10   Headings, etc. Not Part of Agreement...........................35




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                              BECKMAN COULTER, INC

                           EXECUTIVE RESTORATION PLAN

            (Amended and Restated Effective as of September 1, 1998)

        WHEREAS, Beckman Coulter, Inc., formerly Beckman Instruments, Inc., (the "Company") maintains a tax-qualified profit-sharing plan which includes a pre-tax 401(k) plan feature ("401(k) Plan"); and

        WHEREAS, under the 401(k) Plan certain highly compensated employees are prevented by the tax laws from making the full amount of contribution they desire to make; and

        WHEREAS, the Company originally established a deferred compensation plan (the "Restoration Plan") to permit eligible employees to defer amounts they cannot now defer under the 401(k) Plan; and

        WHEREAS, it is desirable to amend and restate the Restoration Plan to reflect the Company's acquisition of Coulter Corporation, the corporate name change, and certain additional changes.

        NOW, THEREFORE, effective September 1, 1998, the Restoration Plan is amended and restated as follows:








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                                    ARTICLE I

                              TITLE AND DEFINITIONS

1.1 TITLE
    -----

        This Plan shall be known as the "Beckman Coulter, Inc. Executive Restoration Plan."

1.2 DEFINITIONS
    -----------

        Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

        "Account" or "Accounts" shall mean a Participant's Restoration Deferral Account, Restoration Matching Account and/or, if applicable, Retirement Plus Account. The Committee may establish such additional accounts or subaccounts as it deems necessary for the proper administration of the Plan.

        "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, who have been designated as or who are deemed to be the Participant's "Beneficiary" or "Beneficiaries" under the 401(k) Plan and who shall receive the benefits specified hereunder in the event of the Participant's death. Notwithstanding the above, a Participant may designate or change such designation of his or her




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Beneficiary or Beneficiaries for purposes of this Plan by filing, on a form provided by the Committee and on such terms and conditions as the Committee may prescribe, a Beneficiary designation. No such Beneficiary designation shall become effective until it is filed with the Committee. Such Beneficiary designation shall thereafter remain in effect with respect to this Plan until a new Beneficiary designation is filed with the Committee pursuant to the terms hereof. In the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead shall be paid (i) to that person's living parent(s) to act as custodian, (ii) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers of Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited or made with the court having jurisdiction over the estate of the minor.

        "Board of Directors" or "Board" shall mean the Board of Directors of Beckman Coulter, Inc.

        "Bonus" shall mean any annual incentive compensation payable to a Participant in accordance with the Executive or Management Incentive Plans (or their successors) that is in



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addition to the Participant's Salary.

        "Change in Control Event" shall mean the following and shall be deemed to occur if any of the following events occur:

                (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than an employee benefit plan of Beckman Coulter, Inc. ("Beckman Coulter"), or a trustee or other fiduciary holding securities under an employee benefit plan of Beckman Coulter, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Beckman Coulter representing 20% or more of the combined voting power of Beckman Coulter's then outstanding voting securities, provided that, no Change in Control Event shall be deemed to occur solely because a corporation (the "seller") owns 20% or more of Beckman Coulter voting securities if such ownership is only a transitory step in a reorganization whereby Beckman Coulter purchases the assets of the seller for Beckman Coulter voting securities and the seller liquidates shortly thereafter;

                (ii) individuals who, as of the date hereof, constitute the Board of Beckman Coulter (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Beckman Coulter's stockholders, was



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        approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Beckman Coulter, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board of Beckman Coulter;

                (iii) the stockholders of Beckman Coulter approve a merger or consolidation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Beckman Coulter outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 80% of the combined voting power of the voting securities of Beckman Coulter or such other entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Beckman Coulter (or similar transaction) in which no person acquires 20% or more of the combined voting power of Beckman Coulter's then outstanding voting securities; or

                (iv) the stockholders of Beckman Coulter approve a plan of complete liquidation of Beckman Coulter or an agreement for the sale or disposition by Beckman Coulter of all or substantially all of Beckman Coulter's assets.

Notwithstanding the preceding sentence, a Change in Control Event shall not be deemed to have



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occurred if the "person" described in the preceding sentence is an underwriting syndicate which has acquired the ownership of 20% or more of the combined voting power of Beckman Coulter's then outstanding voting securities solely in connection with a public offering of Beckman Coulter's securities.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean the Organization and Compensation Committee of the Board or its delegate(s) which administers this Plan in accordance with
Article VIII.

        "Common Stock" shall mean the Common Stock of the Company, subject to adjustment pursuant to Section 9.3.

        "Company" shall mean Beckman Coulter, Inc., any successor corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Beckman Coulter, Inc. is a component member.

        "Dividend Equivalent" shall mean the amount of cash dividends or other cash distributions paid by the Company on that number of shares of Common Stock which is equal to the number of Stock Units then credited to a Participant's Restoration Matching Account and, if


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

applicable, a Participant's Retirement Plus Account, which amount shall be allocated as additional Stock Units to such Participant's Restoration Matching Account, as provided in Section 4.2(b) and, if applicable, to such Participant's Retirement Plus Account, as provided in Section 4.3.

        "Eligible Employee" shall mean an officer or other highly compensated employee of the Company who has been selected by the Committee to participate in this Plan. The Committee shall limit Eligible Employee status to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        "Fair Market Value" shall mean: (1) the closing price of the Common Stock on the New York Stock Exchange on the date for which the fair market value is determined, or, if there is no trading of the Common Stock on such date, then the closing price of the Common Stock on the New York Stock Exchange on the next preceding date on which there was trading in such shares; (2) where so stated in a provision of this Plan, the Common Stock price used in crediting


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

401(k) Plan accounts for a period; or (3) if the Common Stock is not listed, admitted or quoted, the Committee may designate such other source of data as it deems appropriate for determining such value for purposes of this Plan.

        "401(k) Plan" means the Beckman Coulter, Inc. Savings Plan as it may be amended from time to time.

        "Interest Rate" shall mean, for each Plan Year, the prime rate of interest established by Bank of America, NT&SA in effect as of the July 31 preceding the relevant Plan Year.

        "Participant" shall mean any Eligible Employee who elects to defer a portion of his or her Salary and Bonus in accordance with Section 3.1 and who satisfies the participation requirements of Article II.

        "Plan" shall mean the Beckman Coulter, Inc. Executive Restoration Plan set forth herein, now in effect, or as amended from time to time. This Plan constitutes an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

        "Plan Year" shall mean each 12 consecutive month period beginning on January 1.



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        "Restoration Deferral Account" shall mean the bookkeeping account maintained by the Company on behalf of a Participant who elects to defer his or her Salary and Bonus in cash under this Plan pursuant to Section 3.1.

        "Restoration Matching Account" shall mean the bookkeeping account maintained by the Company on behalf of each Participant pursuant to Section 4.2 to reflect the Participant's interest in the Plan attributable to the Company's matching credits.

        "Retirement Plus Account" shall mean the bookkeeping account maintained by the Company pursuant to Section 4.3 on behalf of each Participant who is eligible for contributions to the 401(k) Plan under the Retirement Plus provisions of the 401(k) Plan.

        "Salary" shall mean the Participant's "Plan Compensation" (as such term is defined in the 401(k) Plan, but without regard to the limit under Section 401(a)(17) of the Code) prior to any deferrals under this Plan or any other deferred compensation plan of the Company, except for any Bonus.

        "Stock Unit" or "Unit" shall mean a non-voting unit of measurement which is



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deemed for bookkeeping purposes to be equivalent to one outstanding share of
Common Stock of the Company solely for purposes of this Plan. The Units credited to a Participant's Restoration Matching Account or Retirement Plus Account shall be used solely as a device for the determination of the value of the Participant's Restoration Matching Account or Retirement Plus Account, as the case may be, to be eventually distributed in cash to such Participant in accordance with this Plan. The value of a Unit will vary on any given date due to the fluctuations in price of Common Stock. The Units shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Units granted or credited under this Plan. The number of Units credited shall be subject to adjustment in accordance with Section 9.3.












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

                                   ARTICLE II

                                  PARTICIPATION

2.1 PARTICIPATION.
    --------------

        Participation in the Plan is voluntary. An Eligible Employee shall become a Participant in this Plan by electing to defer a portion of his or her Salary and Bonus in accordance with Article III. Notwithstanding anything else contained herein to the contrary, an Eligible Employee shall be permitted to defer a portion of his or her Salary and Bonus and to receive Company matching credits and, if applicable, credits to a Retirement Plus Account under this Plan during a particular Plan Year only after the Eligible Employee is prohibited from making any additional elective deferrals to the 401(k) Plan during such Plan Year because the elective deferrals (i) would exceed the amount specified in Section 402(g) of the Code, (ii) would cause the 401(k) Plan to fail to satisfy the limitation of Code Section 401(k)(3), or would increase the margin by which the 401(k) Plan fails to satisfy the limitation of Code Section 401(k)(3), or (iii) would otherwise exceed the maximum elective deferrals permitted under the terms of the 401(k) Plan.










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

                                   ARTICLE III

                               DEFERRAL ELECTIONS

3.1 ELECTIONS TO DEFER SALARY AND BONUS.
    ------------------------------------

        (a) Deferral Elections. The Committee shall notify each Eligible Employee of his or her eligibility to participate in the Plan; provided, however, that an Eligible Employee's deferral of Salary and Bonus under this Plan for any Plan Year may only commence after the Eligible Employee has satisfied the participation requirement of Article II. An Eligible Employee's elections to participate may be made by telephonic means in accordance with rules and procedures established by the Committee. In addition, notwithstanding anything else contained herein to the contrary, no Eligible Employee shall be allowed to defer Salary and Bonus to the extent the Committee determines in its discretion that such compensation should be withheld to pay the Eligible Employee's portion of taxes under the Federal Insurance Contributions Act, any state, federal or local income taxes, payments required to maintain coverage for the Eligible Employee or the Eligible Employee's dependents under any welfare plan or program of the Company, or any similar payment.

        (b) Annual Election to Defer Salary and Bonus. To participate through the deferral of Salary and Bonus for any Plan Year, an Eligible Employee must file an election with the Committee no later than the date in the preceding Plan Year determined by the Committee. Such date shall precede the first day of the Plan Year during which the deferral election shall be effective for the deferral of Salary. With respect to the deferral of any Bonus, such election shall apply to the Eligible Employee's Bonus earned during the Plan Year in which such election is made.




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

        (c) Election for Newly Hired Employee. An Eligible Employee whose employment with the Company commences during a Plan Year may elect to participate in the Plan during such Plan Year by filing a Salary and Bonus deferral election with the Committee prior to the date in which he or she first becomes eligible to participate in the 401(k) Plan. With respect to Salary earned on or after this eligibility date, such deferral election shall become effective with the next pay period following such eligibility date for which it is administratively practical for participation to begin. In addition, such deferral election shall apply to the deferral of any Bonus earned by the Eligible Employee during the Plan Year in which such election is made.

        (d) Method of Deferral. Each participation election shall specify the portion of the Eligible Employee's Salary and Bonus that he or she elects to defer. An election to defer Salary for a Plan Year shall apply to all Salary earned during each pay period beginning in such Plan Year. An election to defer a Bonus for a Plan Year shall apply to any Bonus paid with respect to services performed during such Plan Year, even if payment would otherwise be made after the close of such Plan Year, provided that such deferral election is made by the applicable deadline described in the preceding subsections of this Section 3.1.

        (e) Amount of Deferrals. For each Plan Year, an Eligible Employee shall make a single election to defer his or her Salary and Bonus under the Plan. Subject to the withholding requirements of Section 3.1(a) above, the amount of Salary and Bonus which an Eligible Employee may elect to defer is any percentage (in 1% increments) up to 15%.


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        (f) Duration of Deferral Election. Any deferral election made under paragraphs (b) or (c) shall remain in effect and, except as provided in Subsection 3.1(g), be irrevocable, notwithstanding any change in the Participant's Salary or Bonus, for the entire Plan Year for which it is effective.

        (g) Emergency Cessation of Deferrals. Notwithstanding anything else contained herein to the contrary, a Participant may discontinue his or her Salary and Bonus deferrals under the Plan at any time, provided that the Participant also ceases to make any before-tax deferrals and after-tax contributions under the 401(k) Plan and the Beckman Coulter, Inc. Executive Deferred Compensation Plan. Such discontinuance of deferrals and after-tax contributions, will remain in effect for the remainder of the current Plan Year and the following Plan Year.

3.2 COORDINATION WITH 401(K) PLAN ELECTION.
    ---------------------------------------

        A Participant's election under Section 3.1 shall specify the combined total percentage of Salary and Bonus that the Participant elects to defer for the relevant Plan Year on a pre-tax basis under this Plan and the 401(k) Plan. Except as provided in Section 3.1(g), such election shall be irrevocable for the Plan Year to which it relates. In addition, such election shall specify that the amount deferred by the Participant shall first be contributed to the 401(k) Plan and may be deferred under this Plan only to the extent that additional elective deferrals by the Participant to the 401(k) Plan would exceed the limits applicable to the 401(k) Plan described in Section 2.1 of the Plan.




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

                                   ARTICLE IV

                                    ACCOUNTS

4.1 RESTORATION DEFERRAL ACCOUNT.
    -----------------------------

        The Committee shall establish and maintain a Restoration Deferral Account for each Participant under the Plan. Notwithstanding anything else contained herein to the contrary, the Committee and the administrator of the 401(k) Plan shall have full power and authority to determine whether amounts of the Participant's Salary and Bonus that the Participant elected to be deferred for a Plan Year will be (i) deferred under this Plan, (ii) deferred under the 401(k) Plan, or (iii) not deferred under either this Plan or the 401(k) Plan. Subject to the requirements of Article II, a Participant's Restoration Deferral Account shall be credited as follows:

                (a) Initial Crediting of Salary to Restoration Deferral Account. As soon as administratively practical after the submission of each pay period report, the Plan's recordkeeper shall credit the Participant's Restoration Deferral Account with an amount equal to the portion of Salary deferred by the Participant during that pay period in accordance with the Participant's election under Sections 3.1 and 3.2; that is, the portion of the Participant's Salary that the Participant has elected to be deferred and has been determined by the Committee to be deferred under his or her Restoration Deferral Account.

                (b) Initial Crediting of Bonus to Restoration Deferral Account. As soon as administratively practical after submission of each pay period report for the period in


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

        which the Bonus is paid, the Plan's recordkeeper shall credit the Participant's Restoration Deferral Account with an amount equal to the portion of the Bonus deferred under Sections 3.1 and 3.2; that is, the portion of the Participant's Bonus that the Participant has elected to be deferred and has been determined by the Committee to be deferred under his or her Restoration Deferral Account.

                (c) Crediting of Earnings. Interest is accrued daily at the applicable Interest Rate based on the daily Account balance and credited monthly to the Participant's Restoration Deferral Account. For purposes of crediting earnings to such Account, the Interest Rate used may fluctuate from Plan Year to Plan Year and the Interest Rate in effect in a particular Plan Year shall apply to the Participant's entire Account balance without regard to the Plan Year any portion of the Account balance was deferred.

4.2 RESTORATION MATCHING ACCOUNT.
    -----------------------------

        The Committee shall establish and maintain a Restoration Matching Account for each Participant under the Plan. Subject to the requirements of
Article II, a Participant's Restoration Matching Account shall be credited as follows:

                (a) Initial Crediting of Restoration Matching Account. As soon as administratively practical after submission of each pay period report, the Plan's recordkeeper shall credit each Participant's Restoration Matching Account with the number of Units determined by dividing (i) by (ii), where (i) is the additional amount that the Company would have contributed to the Participant's Company Matching Account



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

        under the 401(k) Plan for that pay period if the Participant had not deferred the amount of compensation deferred under this Plan and
        (ii) is the Fair Market Value of a Share of Common Stock based on the price used to credit Company matching contributions under the 401(k) Plan for that pay period.

                (b) Dividend Equivalents Related to Restoration Matching Account. As soon as administratively practical following any date on which dividends are paid on Common Stock, a Participant's Restoration Matching Account shall be credited with additional Units in an amount equal to the amount of the Dividend Equivalents representing cash dividends paid on that number of shares which is equal to the number of Stock Units credited to the Participant's Restoration Matching Account as of the record date established for the dividend payment, divided by the Fair Market Value of a Share of Common Stock based on the price used to credit such dividends under the 401(k) Plan.

4.3 RETIREMENT PLUS ACCOUNT.
    ------------------------

        The Committee shall establish and maintain a Retirement Plus Account for each Participant under the Plan who is eligible for a contribution to the 401(k) Plan under the Retirement Plus provisions of the 401(k) Plan. Subject to the requirements of Article II, a Participant's Retirement Plus Account shall be credited as follows:

                (a) Initial Crediting of Retirement Plus Account. As soon as administratively practical following each quarter, the Plan's recordkeeper shall credit each Participant's Retirement Plus Account with a number of Units determined by dividing (i)


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

        by (ii), where (i) is the additional amount that the Company would have contributed to the Participant's Retirement Plus Contributions Account under the 401(k) for that quarter if the Participant had not deferred the amount of Compensation deferred under this Plan for that quarter and
        (ii) is the Fair Market Value of a share of Common Stock based on the price used to credit Retirement Plus contributions under the 401(k) Plan for that quarter.


                (b) Dividend Equivalents Related to Retirement Plus Account. Dividend equivalents related to Units in a Participant's Retirement Plus Account shall be credited to such Account in the same manner as under
        Section 4.2(b) above.




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

                                    ARTICLE V

                                     VESTING

5.1 VESTING.
    --------

        (a) Restoration Deferral Account. A Participant's Restoration Deferral Account shall be 100% vested at all times.

        (b) Restoration Matching Account. A Participant's Restoration Matching Account shall be 100% vested at all times.

        (c) Retirement Plus Account. A Participant's Retirement Plus Account shall be 100% vested at all times.









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

                                   ARTICLE VI

                                  DISTRIBUTIONS

6.1 DISTRIBUTION OF ACCOUNTS.
    -------------------------

        (a) Time of Distribution. Distribution of a Participant's Accounts under the Plan shall be made as soon as administratively practical in the second month following the month in which occurred his or her termination from employment for any reason.

        (b) Manner of Distribution. The amount to be paid to the Participant shall be the entire amount credited to the Participant's Accounts. Amounts credited to a Participant's Restoration Deferral Account as of the last day of the month prior to the month in which the distribution is made shall be paid in a cash lump sum. Stock Units credited to a Participant's Restoration Matching Account and, if applicable, Retirement Plus Account shall be converted into an equivalent amount of cash based on the Fair Market Value of a share of Common Stock on the last trading date of the month immediately preceding the date that the distribution is made to the Participant. Amounts credited to the Participant's Restoration Matching Account and, if applicable, Retirement Plus Account shall then be distributed in a cash lump sum.

6.2 INABILITY TO LOCATE PARTICIPANT.
    --------------------------------

        In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment or delivery pursuant to Section 6.1, the entire amount allocated to the Participant's Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest, earnings or further crediting of Dividend Equivalents, from the date of the forfeiture. The distribution of such benefits shall thereafter be made in the manner determined by the Committee.

6.3 EARLY AND HARDSHIP DISTRIBUTIONS.
    ---------------------------------

        Notwithstanding anything in this Article VI, the Plan shall permit an in-service early or hardship distribution as follows:

                (a) Early Distribution. At any time, a Participant, at his or her sole discretion, may withdraw up to 100% of the balance of his or her Accounts subject to a 10% penalty of the amount withdrawn. The 10% penalty shall be permanently and irrevocably forfeited. The Company shall thereafter have no obligation to pay the forfeited amount.

                (b) Hardship Distribution. A Participant may receive a hardship distribution, from his or her Accounts, subject to the approval of the Committee, if the Participant has a financial hardship. A financial hardship exists if the Participant demonstrates to the satisfaction of the Committee that he or she has suffered (i) a severe financial hardship which is unforeseeable or (ii) a financial hardship as defined in the 401(k) Plan, and that he or she does not have other assets (excluding those assets which may be available under the 401(k) Plan and the Beckman Coulter, Inc. Employees' Stock

        Purchase Plan), sufficient to satisfy the financial need created by the hardship. The determination of whether a Participant has suffered a hardship shall be made by the Committee in its sole discretion. A hardship distribution, if made, shall be in an amount no greater than the amount needed to satisfy the hardship (including amounts required to satisfy applicable Federal and state tax withholding), as determined by the Committee.

                (c) For distributions under this Section 6.3, the Participant shall designate on a withdrawal form provided by the Company from which Account the distribution is to be made. Such distributions will be made as soon as administratively practical following the Participant's submission of a completed withdrawal form. Distributions under this
        Section 6.3 do not result in suspension from participation in the Plan. For purposes of determining the balance in the Participant's Accounts under this Section 6.3, the Plan's recordkeeper shall value such accounts on the date it processes the withdrawal form.

6.4 DISTRIBUTIONS ON DEATH.
    -----------------------

        In the event of the death of a Participant, the Participant's Accounts shall be paid to the Participant's Beneficiary as soon as administratively practical following the Participant's death.

                                   ARTICLE VII
                        CLAIMS PROCEDURE AND ARBITRATION

7.1 CLAIMS PROCEDURE AND ARBITRATION.
    ---------------------------------

        (a) The Committee shall establish a reasonable claims procedure consistent with the requirements of ERISA. In the event of a claim for payment under this Plan or any dispute regarding the interpretation of this Plan, the Participant, or following the Participant's death, his or her Beneficiary (collectively referred to in this section as "Claimant") shall be required to submit such matter for review in accordance with the claims procedure established by the Committee.

        (b) If a Claimant has exhausted the claims procedure referred to in subsection (a) and he or she is dissatisfied with the outcome, the Claimant may, if he or she desires, submit any claim for payment under this Plan or any dispute regarding the interpretation of this Plan to arbitration. This right to select arbitration shall be solely that of the Claimant, and the Claimant may decide whether or not to arbitrate in his or her discretion. The "right to select arbitration" does not impose on the Claimant a requirement to submit a dispute for arbitration. The Claimant may, in lieu of arbitration, bring an action in appropriate civil court. The Claimant retains the right to select arbitration, even if a civil action (including, without limitation, an action for declaratory relief) is brought by the Company or any other fiduciary of this Plan prior to the commencement of arbitration. If arbitration is selected by the Claimant after a civil action concerning the Claimant's dispute has been brought by a person other than the Claimant, the Company, and the Claimant shall take such actions as are necessary or appropriate, including dismissal of the civil action, so that the arbitration can be timely heard. Once arbitration is commenced, it may not be discontinued without the unanimous consent of all parties to the arbitration. During the lifetime of the Participant only he or she can use the arbitration procedure set forth in this section.

        (c) Any claim for arbitration may be submitted as follows: if the Claimant disagrees with an interpretation of this Plan by the Company or any fiduciary of this Plan, or disagrees with the calculation of his or her benefit under this Plan, such claim may be filed in writing with an arbitrator of the Claimant's choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of the Claimant submitting in writing a list of five potential arbitrators to the Company. Each of the five arbitrators must be either (i) a member of the National Academy of Arbitrators located in the state of California or (ii) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Company shall select one of the five arbitrators as the arbitrator of the dispute in question. If the Company fails to select an arbitrator in a timely manner, the Claimant then shall designate one of the five arbitrators as the arbitrator of the dispute in question.

        (d) The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Claimant and the Company. Absence from or nonparticipation at the hearing by any party shall not prevent the issuance of an award. Hearing procedures that will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his sole discretion when he or she decides he or she has heard sufficient evidence to justify issuance of an award. The arbitrator shall apply the same deferential standard of review to the decision rendered by the Committee pursuant to the claims procedure referred to in Section 7.1(a) as would be applied by a court of proper jurisdiction. Accordingly, the arbitrator shall not apply a de novo standard of review in reviewing the decision reached through the claims procedure but rather shall apply an arbitrary and capricious standard of review.

        (e) The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that the Claimant is entitled to the benefits he or she claimed, the arbitrator shall order the Company to pay or deliver such benefits, in the amounts and at such time as the arbitrator determines. The award of the arbitrator shall be final and binding on the parties. The Company shall thereupon pay or deliver to the Claimant immediately the amount that the arbitrator orders to be paid or delivered in the manner described in the award. The award may be enforced in any appropriate court as soon as possible after its rendition. If any action is brought to confirm the award, no appeal shall be taken by any party from any decision rendered in such action.

        (f) This subsection (f) shall apply only following the occurrence of a Change in Control Event. If the arbitrator determines that the Claimant is entitled to the claimed benefits, the arbitrator shall direct the Company to pay to the Claimant, and Company agrees to pay to the Claimant in accordance with such order, an amount equal to the Claimant's expenses in pursuing the claim, including attorneys' fees.

                                  ARTICLE VIII

                                 ADMINISTRATION

8.1 COMMITTEE.
    ----------

        The Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

8.2 COMMITTEE ACTION.
    -----------------

        The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman of the Committee (the "Chairman") or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

8.3 POWERS AND DUTIES OF THE COMMITTEE.
    -----------------------------------

        Subject to Section 8.4, the Committee, on behalf of the Participants and their Beneficiaries, shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

                (a) To construe and interpret the terms and provisions of this Plan;

                (b) To compute and certify to the amount and kind of benefits payable or deliverable to Participants and their Beneficiaries;

                (c) To maintain all records that may be necessary for the administration of this Plan;

                (d) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

                (e) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof; and

                (f) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe.

8.4 INTERPRETATION OF PLAN
    ----------------------

        Prior to the occurrence of a Change in Control Event, the Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to this Plan. Notwithstanding the foregoing, following the occurrence of a Change in Control Event, no deference shall be given to the Committee's construction or interpretation of the Plan and any such construction or interpretation shall be reviewed under a de novo standard of review.

        In making any determination or in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the

Company shall be liable for any such action or determination taken or made or omitted in good faith.

8.5 PLAN CONSTRUCTION.
    ------------------

        (a) Rule 16b-3. It is the intent of the Company that transactions in and affecting securities issued hereunder in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfy any then applicable requirements of Rule 16b-3 so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under
Section 16 of the Exchange Act in respect of those transactions and will not be subjected to avoidable liability thereunder. If any provision of this Plan would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted as to avoid such conflict.

        (b) Treasury Regulation Section 1.401(k)-1(e) (6). It is further the intent of the Company that a Participant's deferrals of Salary, Bonus and matching contributions under the Plan shall not be considered conditioned on the Participant's participation in the 401(k) Plan in accordance with Treasury Regulation Section 1.401(k)-1(e)(6)(iv), and this Plan shall be interpreted consistent with such intent.

8.6 INFORMATION.
    ------------

        To enable the Committee to perform its functions, the Company shall, upon request of the Committee, supply full and timely information to the Committee on all matters relating to the Salary and Bonus of all Participants, their death, or other cause of termination, and such other pertinent facts as the Committee may require.

8.7 COMPENSATION, EXPENSES AND INDEMNITY.
    -------------------------------------

        (a) The Committee is authorized at the expense of the Company to employ such legal counsel and administrative services as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Company.

        (b) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1 UNSECURED GENERAL CREDITOR.
    ---------------------------

        Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust (other than a grantor trust within the meaning of Section 671, et. seq. of the Code), or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2 NO EMPLOYMENT CONTRACT.
    -----------------------

        Nothing contained in this Plan (or in any other documents related to this Plan) shall confer upon any Eligible Employee or other Participant any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person's compensation or other benefits or to terminate the employment of such person, with or without cause.

9.3 ADJUSTMENTS IN CASE OF CHANGES IN COMMON STOCK.
    -----------------------------------------------

        If any stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, spin-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Common Stock (other than cash dividends and cash distributions) shall occur, proportionate and equitable adjustments consistent with the effect of such event of stockholders generally (but without duplication of benefits if Dividend Equivalents are credited) shall be made in respect of Units and Accounts credited under this Plan so as to preserve the benefits intended.

9.4 RESTRICTION AGAINST ASSIGNMENT.
    -------------------------------

        The Company shall pay all amounts payable hereunder only to the person or persons designated by this Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from this Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.5 WITHHOLDING.
    ------------

        The Company shall satisfy any state or federal income or other tax withholding obligation arising upon distribution of a Participant's Accounts. The Participant shall pay or provide for payment in cash of the amount of any taxes which the Company may be required to withhold with respect to the benefits hereunder.

9.6 AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION.
    ---------------------------------------------------

        The Company may amend, modify, suspend or terminate this Plan in whole or in part and the Committee may amend or modify this Plan in whole or in part, except that (i) no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to Participants' Accounts, (ii) Sections 4.1(c), 4.2(b) and 4.3(b) may not be amended, modified or suspended so as to, with respect to any amounts credited to the Accounts as of the date of such amendment, reduce the amount of earnings or Dividend Equivalents to be credited to Participants' Accounts in accordance with Sections 4.1(c), 4.2(b) and 4.3(b), respectively, and (iii) Section 7.1 may not be amended with respect to any Participant or Beneficiary following the date the Participant or Beneficiary makes a claim for benefits under this Plan. In the event that this Plan is terminated, the amounts credited to a Participant's Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within ninety (90) days following the date of Plan termination.

9.7 GOVERNING LAW.
    --------------

        Except to the extent preempted by ERISA or other applicable federal law, this Plan shall be construed, governed and administered in accordance with the laws of the State of California.

9.8 RECEIPT OR RELEASE.
    -------------------

        Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment or delivery, to execute a receipt and release to such effect.

9.9 PAYMENTS ON BEHALF OF PERSONS UNDER INCAPACITY.
    -----------------------------------------------

        In the event that any amount becomes payable to a person who, in the sole judgement of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgement, to have assumed the care of such person. Any payment or delivery made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

9.10 HEADINGS, ETC. NOT PART OF AGREEMENT.
     -------------------------------------

        Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

        IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 28th day of October, 1998.


                                    Beckman Coulter, Inc.


                                    By:  /s/ FIDENCIO M. MARES
                                         --------------------------------------
                                    Print Name: Fidencio M. Mares
                                    Its:        Vice President, Human Resources